                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25/A
                           NOTIFICATION OF LATE FILING

                         COMMISSION FILE NUMBER 0-29751
                             CUSIP NUMBER 974255 408

(Check One): [_]Form 10-K  [_]Form 11-K  [_]Form 20-F  [X]Form 10-Q  [_]Form N-SAR

                           For Period Ended: 6/30/02

[_]  Transition Report on Form 10-K
[_]  Transition Report on Form 20-F
[_]  Transition Report on Form 11-K
[_]  Transition Report on Form 10-Q
[_]  Transition Report on Form N-SAR

For the Transition Period Ended:_________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_______________

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant: Winmax Trading Group, Inc.
                         -------------------------
Former name if applicable: Not Applicable
                           --------------
Address of principal executive office (Street and number): 530 South Federal Highway, Suite 150
                                                           ------------------------------------
City, state and zip code: Deerfield Beach, Florida 33441-4140
                          -----------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]     (b)  The subject annual report, semi-annual report, transition report on
             Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on
             Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]     (c)  The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

We were not able to complete the required Managements Discussion and Analysis for the period ended June 30, 2002 on a timely basis. (Attach Extra Sheets if
Necessary)

                                     PART IV
                                OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

                          Brenda Lee Hamilton, Esquire
                          ----------------------------
                        Hamilton, Lehrer & Dargan, P.A.
                        -------------------------------
                         2 East Camino Real, Suite 202
                         -----------------------------
                     Boca Raton, Florida 33432    561-416-8956
                     -------------------------    ------------
               (Name and Address) (Area Code)  (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of
1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).     [x] Yes  [_] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes  [x] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Winmax Trading Group, Inc.
                           --------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    8/15/02                     By: /s/ Gerald Sklar
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                                             Gerald Sklar - Chief Executive Officer